UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2008
SELECTICA, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29637	77-0432030

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)
1740 Technology Drive, Suite 450
San Jose, CA 95110
(408) 570-9700
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(c) On June 23, 2008, James D. Pardee, 66, entered into a Consulting Agreement with Selectica, Inc. (the “Company”) wherein Mr. Pardee agreed to provide services to the Company typical of a Chief Financial Officer. For his services, Mr. Pardee will be compensated at a rate of $300 per hour. Notwithstanding his responsibilities under such consulting agreement, Mr. Pardee will not have the authority to sign documents for any of the Company’s public filings.
     Mr. Pardee has been a Principal at FLG Partners, LLC, a leading provider of chief financial officer services, since 2004. Prior to joining FLG Partners, Mr. Pardee served as Chief Financial Officer for Alpha Innotech Corporation from 2002 to 2005 and was a Partner of Tatum Partners, a professional service organization providing interim Chief Financial Officers from 2002 to 2004. From 2000 to 2001, Mr. Pardee was an independent contractor Chief Financial Officer providing strategic financial guidance and hands-on management to early stage technology companies. Mr. Pardee received a B.S.E.E. from Purdue University in 1968 and an M.B.A. from Harvard Business School in 1975.
     There are no family relationships between Mr. Pardee and any executive officers, directors, or other employees of the Company. Mr. Pardee has no material interests in any transactions or proposed transactions with the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTICA, INC.
DATE: June 27, 2008	By:	/s/ Robert Jurkowski
Robert Jurkowski
Chief Executive Officer